UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009 (October 14, 2009)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Seaport Boulevard, Suite 500

Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

(650) 474-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On October 14, 2009, Threshold Pharmaceuticals, Inc. (“Threshold”) entered into an exclusive license agreement (the “License”) with Eleison Pharmaceuticals, Inc. (“Eleison”). Pursuant to the License, Threshold granted Eleison exclusive worldwide rights to develop and commercialize glufosfamide for the treatment of cancer in humans and animals, and certain other uses. Glufosfamide is a novel small molecule that has been evaluated by Threshold in a Phase 3 clinical trial and multiple Phase 2 clinical trials. Glufosfamide was licensed by Threshold from Baxter International in 2003, and in 2004, Threshold and MediBIC Co. signed a development agreement whereby MediBIC would conduct clinical development activities for glufosfamide in certain Asian countries.

Under the License, Eleison is responsible for the development, manufacturing and marketing of glufosfamide. Eleison will pay Threshold a specified percentage of its profits from commercialization, beginning on the date of first commercial sale, if the further clinical development of glufosfamide leads to regulatory approval and marketing. Eleison has the right to sublicense some or all of its rights under the License, and will pay Threshold a specified percentage of amounts received under any sublicenses. Eleison will bear all costs associated with development, commercialization and patent prosecution, and will control product development and commercialization. In addition, Eleison will be responsible for all royalty and milestone payments under the Baxter license and MediBIC development agreement. The License contemplates that Eleison, to satisfy its diligence obligations, will raise sufficient funds to commence clinical development activities with glufosfamide.

In the event that Eleison fails to satisfy its diligence obligations, Threshold may, at its option, terminate the License for material breach or convert the License to a non-exclusive license.

The License will remain in effect as long as Eleison continues to sell glufosfamide anywhere in the world or receives payments under any sublicenses. Each party is entitled to terminate the License upon the other party’s uncured material breach or bankruptcy or insolvency, subject to certain cure rights. In addition, Eleison may terminate the License for convenience at any time on 90 days written notice to Threshold.

Following any termination by Eleison for convenience or by Threshold for Eleison’s material breach, all licensed rights will revert to Threshold. Following any termination by Eleison for Threshold’s material breach, all licensed rights will fully vest in Eleison, provided that Eleison will be required to pay Threshold a specified percentage of the profit sharing payments it otherwise would have been required to pay Threshold under the License.

The foregoing summary is qualified in its entirety by reference to the License, a copy of which is expected be filed as an exhibit to Threshold’s Annual Report on Form 10-K for the period ended December 31, 2009.

Item 8.01	Other Events

On October 15, 2009, Threshold issued the press release attached hereto as Exhibit 99.1 regarding the License described in this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated October 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ JOEL A. FERNANDES
Joel A. Fernandes
Senior Director, Finance and Controller

Date: October 19, 2009